UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/09/2011

Sears Holdings Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51217

Delaware	20-1920798
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

847-286-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2011, the Compensation Committee of the Board of Directors of Sears Holdings Corporation ("Sears Holdings") approved the grant of a cash award to each person who, as of the record date for the spin-off ("spin-off") of Sears Holdings' interest in Orchard Supply Hardware Stores Corporation ("Orchard"), holds unvested shares of restricted stock ("Unvested Shares") issued pursuant to the Sears Holdings Corporation 2006 Stock Plan in lieu of any and all rights such holder may have to any shares of equity securities of Orchard being distributed in the spin-off ("OSH Shares"), subject to the same vesting requirements and other terms for the Unvested Shares to which the cash award is attributable. The cash awards were granted to the holders of Unvested Shares in lieu of OSH Shares in order to preserve for U.S. federal income tax purposes the tax-free nature of the spin-off. The cash awards will represent the right to receive on the applicable vesting date a cash payment from Sears Holdings equal to the value of the OSH Shares and cash in lieu of fractional shares that would have been distributed in the spin-off to such holder, calculated on the basis of the volume-weighted average price per share of the OSH Shares for the 10 trading-day period immediately following the distribution date for the spin-off. The following executive officers of Sears Holdings owned, as of the date of this report, the number of Unvested Shares set forth after his name: (1) Louis J. D'Ambrosio, Chief Executive Officer and President - 92,637.1859 shares; (2) W. Bruce Johnson, Executive Vice President, Off-Mall Businesses - 30,000 shares; (3) Robert A. Schriesheim, Executive Vice President and Chief Financial Officer - 76,584 shares; (4) Dane A. Drobny, Senior Vice President, General Counsel and Corporate Secretary - 10,150 shares; and (5) William R. Harker, Senior Vice President - 11,355 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sears Holdings Corporation

Date: December 15, 2011	By:	/s/ William K. Phelan
William K. Phelan
SVP, Controller and Chief Accounting Officer